CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 17, 2023 to the consolidated financial statements appearing under Item 8 of the Company’s 2023 Annual Report on Form 10-K, as to which the date is April 15, 2024, relating to the consolidated financial statements of DynaResource, Inc. for the year ended December 31, 2023.

ArmaninoLLP

Dallas, TX

April 15, 2024